EXHIBIT 5.1

[Letterhead of Sullivan & Cromwell LLP]

August 16, 2010

Aquilex Holdings LLC,

3344 Peachtree Road N.E., Suite 2100

Atlanta, Georgia 30326.

Aquilex Finance Corp.,

3344 Peachtree Road N.E., Suite 2100

Atlanta, Georgia 30326.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $225,000,000 aggregate principal amount of 11 1/8% Senior Notes due 2016 (the “Notes”) of Aquilex Holdings LLC, a Delaware limited liability company (the “Company”), and Aquilex Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), to be issued in exchange for the Issuers’ outstanding 11 1/8% Senior Notes due 2016 pursuant to the Indenture, dated as of December 23, 2009 (the “Indenture”), among the Issuers, the subsidiaries of the Company listed on Annex A hereto (the “Guarantors”) and Wilmington Trust FSB, as trustee (the “Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors of the Notes, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the registration statement on Form S-4 relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, (ii) the terms of the Notes and the Guarantees and of their issuance and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuers or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuers or any of the Guarantors and (iii) the Notes have been duly executed and authenticated in accordance with the Indenture and issued and exchanged as contemplated in the Registration Statement, (1) the Notes will constitute valid and legally binding obligations of the Issuers and (2) the Guarantees will constitute valid and legally binding obligations of the Guarantors,

Aquilex Holdings LLC Aquilex Finance Corp.	-2-

respectively, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) Aquilex SMS, Inc. is validly existing as a corporation in good standing under the laws of the State of Florida, (ii) the Indenture has each been duly authorized, executed and delivered by Aquilex SMS, Inc. under the laws of the State of Florida, (iii) the execution and delivery of the Indenture has not resulted in any breach or violation of, or conflict with, any Florida statute, rule or regulation and (iv) the provisions of the Indenture designating the law of the State of New York as the governing law for the Indenture are valid and binding on Aquilex SMS, Inc. under the laws of the State of Florida. We note that, with respect to all matters of Florida law, you are relying upon the opinion, dated August 16, 2010, of Greenberg Traurig, LLP, which is also filed as an exhibit to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuers and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Notes will conform to the specimens thereof examined by us and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the New Notes and Guarantees of the New Notes” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP